Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Getty Images Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	AMC Preferred Equity Units, each constituting a depositary share representing a 1/100th interest in a share of Series A Convertible Participating Preferred Stock	Rule 457(c) and Rule 457 (h)(1)	7,306,354	(1)(2)	$2.61	(3)	$19,069,583.94	(3)	$110.20 per $1,000,000	$2,101.47
	Total Offering Amounts:						$19,069,583.94			$2,101.47
	Total Fee Offsets:				—		—			—
	Net Fee Due:									$2,101.47

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional AMC Preferred Equity Units, each constituting a depositary share representing a 1/100th interest in a share of Series A Convertible Participating Preferred Stock, of AMC Entertainment Holdings, Inc. (the “Company”), which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Covers AMC Preferred Equity Units, each constituting a depositary share representing a 1/100th interest in a share of Series A Convertible Participating Preferred Stock, issuable under the Company’s 2013 Equity Incentive Plan, as amended to the date hereof.

(3)	Estimated in accordance with Rule 457(c) and Rule 457 (h) of the Securities Act based upon the average of the high and low prices of the AMC Preferred Equity Units on October 25, 2022, as reported by the New York Stock Exchange, which was $2.61.